SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):           August 19, 2004

JCM Partners, LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-32653	94-3364323
(Commission File Number)	(I.R.S. Employer Identification No.)

2151 Salvio Street, Suite 325, Concord, CA	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                     (925) 676-1966

(NOT APPLICABLE)
(Former name or former address, if changed since last report)

Item 5. Other Events.

In August 2004, management of the Company and the Company’s wholly-owned subsidiary, JCM Properties, LLC (the “Subsidiary”), Barnabas Foundation (“Barnabas”) and Christian Reformed Home Missions (“CRHM”) reached an understanding on the terms for the Subsidiary to repurchase all of the redeemable Class 1 Units owned by Barnabas and CRHM for a total of 10,100,175 Class 1 Units at $1.56 per Class 1 Unit for an aggregate purchase price of $15,756,273. Barnabas owns 4,922,148 Class 1 Units and CRHM owns 5,178,027 Class 1 Units. The Class 1 Units to be sold by Barnabas and CRHM are referred to herein as the “Entities’ Class 1 Units”. Both Barnabas and CRHM own more than 5% of the Company’s Class 1 Units. In addition, Henry Doorn, Jr., the Executive Director of Barnabas, is a member of the Board of Managers of the Company (the “Board”). Kenneth Horjus, the Director of Pension Administration for the Christian Reformed Church in North America (parent of CRHM), is also a member of the Board.

The understanding has the following terms:

1.	The purchase price for the Entities’ Class 1 Units is fixed at $1.56 per Class 1 Unit;

2.	The Company will use its commercially reasonable best efforts to cause the Subsidiary to purchase the Entities’ Class 1 Units no later than March 31, 2005, with approximately half of the Entities’ Class 1 Units to be purchased by December 31, 2004 (herein, the “Targeted Repurchase Dates”);

3.	The Subsidiary will repurchase the Entities’ Class 1 Units earlier than the Targeted Repurchase Dates if the Company is successful in raising capital on terms acceptable to the Company, and management of the Company has determined that it is prudent to purchase the Entities’ Class 1 Units earlier than the Targeted Repurchase Dates;

4.	Any purchases by the Subsidiary of the Entities’ Class 1 Units from either CRHM or Barnabas shall be made in tandem for each entity, e.g., 500,000 Units repurchased from Barnabas and 500,000 Units repurchased from CRHM;

5.	The Subsidiary will give priority in using available funds to repurchases of Units of other members under the Company’s repurchase program; and

6.	Each purchase will be documented pursuant to the Company’s customary forms used to process repurchases under the Company’s repurchase guidelines. The first purchase is anticipated to be made in September 2004 in an amount yet to be determined.

As of the date of this Report, the Company has 33,180,540 redeemable Class 1 Units owned by Members, of which the Entities’ Class 1 Units represent 30.4%. The holders of redeemable Class 1 Units have the right to require the Company to redeem the Class 1 Units by June 30, 2007 on the terms set forth in the Certificate of Designations of Class 1 Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JCM PARTNERS, LLC

Date:August 20, 2004	/s/ Gayle M. Ing Gayle M. Ing President and Chief Executive Officer